SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2007

Date of Report

(Date of earliest event reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices) (Zip code)

(650) 474-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2007, Threshold Pharmaceuticals, Inc. (the “Company”) entered into a change of control severance agreement with each of Mr. Kevin R. Kaster, the Company’s Senior Vice President, Corporate Development, and Ms. Cathleen P. Davis, the Company’s Vice President, Finance and Controller. Each change of control and severance agreement provides, among other things, that if the officer’s employment is terminated by the Company without cause or is involuntarily terminated, then such officer will be entitled to a severance payment consisting of 12 months base salary as in effect as of the date of termination. If the officer’s employment is terminated without cause or involuntarily terminated within 18 months following a change of control, then such officer will be entitled to the following severance benefits: 12 months base salary and any applicable allowances in effect as of the date of termination or, if greater, as in effect in the year in which the change of control occurs, immediate acceleration and vesting of all stock options or other awards granted prior to the change of control, the termination of the Company’s right to repurchase shares of restricted stock purchased prior to the change of control, extension of the exercise period for stock options or other awards granted prior to the change of control to two years following the date of termination and up to 12 months of health benefits.

The foregoing description of the terms of each of Mr. Kaster’s and Ms. Davis’ change of control severance agreement is qualified in its entirety by reference to the change of control severance agreement by and between the Company and each of Mr. Kaster and Ms. Davis, copies of which is attached hereto as Exhibits 10.32 and 10.33, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

On April 2, 2007, the Company also entered into its standard form of indemnification agreement with Mr. Kaster, the form of which is filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-114376), filed on April 9, 2004, and incorporated herein by reference. The indemnification agreement requires the Company, among other things, to indemnify Mr. Kaster, other than for liabilities arising from willful misconduct of a culpable nature, and to advance his expenses incurred as a result of any proceedings against him as to which he could be indemnified.

The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2007, Mr. Patrick G. Enright resigned from the Company’s Board of Directors (the “Board”). Mr. Enright’s resignation was not the result of any disagreement with the Company’s management.

Based upon the approval and recommendation of the Board’s Nominating and Governance Committee, the Board elected Mr. David R. Hoffmann as a director of the Company effective April 2, 2007, to fill a vacancy created by the resignation of Mr. Enright from the Board. Mr. Hoffmann will serve as a Class III Director (to serve until the Company’s 2007 annual meeting of stockholders) and will serve as chair of the Board’s Audit Committee and as a member of the Nominating and Governance Committee. The Board has determined that Mr. Hoffmann is “independent” under the current rules of the Nasdaq Global Market and that Mr. Hoffmann qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

As a member of the Board, Mr. Hoffmann is eligible to receive the standard cash and equity compensation payable to non-employee directors and Board committee members as may be determined from time to time by the Board and as may be set forth in the Company’s 2004 Amended and Restated Equity Incentive Plan (the “Plan”). The cash compensation that Mr. Hoffmann is currently eligible to receive is as follows: (i) an annual cash retainer of $30,000 to serve as a member of the Board, (ii) an annual cash retainer of $16,000 to serve as chair of the Audit Committee, and (iii) an annual cash retainer of $10,000 to serve as a member of the Nominating and Governance Committee.

In connection with his appointment to the Board, Mr. Hoffmann received an automatic grant of a non-qualified stock option to purchase 30,000 shares of the Company’s common stock pursuant to the Plan. The option will be exercisable for a term of 10 years and the shares issuable upon exercise of the stock option will vest equally over the next 36 months until the options are fully vested, provided Mr. Hoffmann remains a member of the Board. The Company has also entered into its standard form of indemnification agreement with Mr. Hoffmann, which form is described in greater detail under Item 1.01 above and which information is incorporated herein by reference.

On April 4, 2007, the Company issued a press release regarding the resignation of Mr. Enright from the Board and the election of Mr. Hoffmann to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

  (d) Exhibits

Exhibit No.	Description
10.32	Change of Control Severance Agreement dated April 2, 2007 by and between the Company and Kevin R. Kaster

10.33	Change of Control Severance Agreement dated April 2, 2007 by and between the Company and Cathleen P. Davis

99.1	Press Release dated April 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Threshold Pharmaceuticals, Inc.

Date: April 4, 2007	By:	/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.32	Change of Control Severance Agreement dated April 2, 2007 by and between the Company and Kevin R. Kaster

10.33	Change of Control Severance Agreement dated April 2, 2007 by and between the Company and Cathleen P. Davis

99.1	Press Release dated April 4, 2007